REGIS CORPORATION APPOINTS KERSTEN ZUPFER AS EXECUTIVE VICE PRESIDENT AND CFO
MINNEAPOLIS—Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is franchising, owning and operating technology enabled hair salons, announced today the appointment of Kersten D. Zupfer as Executive Vice President and Chief Financial Officer, effective November 11, 2019. Ms. Zupfer previously served as the Company’s Senior Vice President and Chief Accounting Officer. Ms. Zupfer will replace Andrew H. Lacko, who is leaving the Company for another opportunity. Mr. Lacko will remain employed through the end of November to facilitate a smooth transition of responsibilities and key initiatives.
Ms. Zupfer has served in accounting and finance roles of increasing leadership at Regis for more than 12 years. Most recently, she served as Senior Vice President and Chief Accounting Officer since November 2017, prior to which she served as Vice President, Corporate Controller, Chief Accounting Officer since December 2014.
Hugh Sawyer, President and Chief Executive Officer, said, “Kersten is a highly respected leader and business partner within Regis, and I am confident she has the right experience to serve as our next CFO. She has played a key role leading many of our initiatives related to the strategic transformation underway at Regis. Kersten has been integrally involved with our executive leadership and Board over the last several years and I expect this transition will be seamless for our organization.” Mr. Sawyer added, “Moreover, Kersten’s deep knowledge of the Company will prove to be meaningful as we accelerate the removal of non-strategic, non-contributory G&A expense”.
Mr. Sawyer added, “On behalf of the Board, I want to thank Andrew for his many contributions to Regis. He has been instrumental in laying the groundwork for the strategies we are pursuing. I wish Andrew continued success in this next chapter of his career.”
Ms. Zupfer holds a bachelor's degree in accounting from the University of North Dakota and is a Certified Public Accountant (inactive). She is a member of the American Institute of Certified Public Accountants and the Minnesota Society of Certified Public Accountants. Ms. Zupfer started her career at Arthur Andersen LLP and is a graduate of the Center for Creative Leadership.
About Regis Corporation
Regis Corporation (NYSE:RGS) is a leader in beauty salons and cosmetology education. As of September 30, 2019, the Company franchised, owned or held ownership interests in 7,092 worldwide locations. Regis' franchised and corporate locations operate under concepts such as Supercuts®, SmartStyle®, Cost Cutters®, Roosters® and First Choice Haircutters®. Regis maintains an ownership interest in Empire Education Group in the U.S. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.
Regis Corporation
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